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                                                                    Exhibit 12.1
                                                                    ------------

                          IRWIN FINANCIAL CORPORATION

               Computation of Ratio of Earnings to Fixed Charges

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

                                         Nine Months Ended
                                           September 30,                         Year Ended December 31,
                                      -----------------------     ---------------------------------------------------
                                         2000       1999       1999        1998       1997       1996        1995
                                        -----      -----      -----       -----      -----      -----       -----
                                                             (dollars in thousands)
Including Interest on Deposits
Earnings:
  Earnings before income taxes       $ 43,511    $42,504   $ 52,637    $ 50,857    $42,178    $37,287     $32,449
  Fixed charges from below             65,779     42,982     59,491      63,986     49,055     41,625      28,568
                                     --------    -------   --------    --------    -------    -------     -------
  Earnings                           $109,290    $85,486   $112,128    $114,843    $91,233    $78,912     $61,017
                                     --------    -------   --------    --------    -------    -------     -------
Fixed charges:
 Interest expense                    $ 65,779    $42,982   $ 59,491    $ 63,986    $49,055    $41,625     $28,568
                                     --------    -------   --------    --------    -------    -------     -------
Ratio of earnings to fixed charges       1.66x      1.99x      1.88x       1.79x      1.86x      1.90x       2.14x
                                     --------    -------   --------    --------    -------    -------     -------

Excluding Interest on Deposits
Earnings:
  Earnings before income taxes       $ 43,511    $42,504   $ 52,637    $ 50,857    $42,178    $37,287    $32,499
  Fixed charges from below             31,053     25,455     34,271      40,617     29,092     23,893     13,700
                                     --------    -------   --------    --------    -------    -------    -------
  Earnings                           $ 74,564    $67,959   $ 86,908    $ 91,474    $71,270    $61,180    $46,149
                                     --------    -------   --------    --------    -------    -------    -------
Fixed charges:
 Interest expense, excluding         $ 31,053    $25,455   $ 34,271    $ 40,617    $29,092    $23,893    $13,700
   interest on deposits              --------    -------   --------    --------    -------    -------    -------
Ratio of earnings to fixed charges       2.40x      2.67x      2.54x       2.25x      2.45x      2.56x      3.37x
                                     --------    -------   --------    --------    -------    -------    -------
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